Exhibit 21

SUBSIDIARIES OF PHOTRONICS, INC.

State or Jurisdiction of Incorporation or Organization
Align-Rite International, Ltd.	(United Kingdom)
Photronics (Wales) Limited	(United Kingdom)
Photronics Taiwan Holding Company	(Arizona, USA)
Photronics, B.V.	(Netherlands)
Photronics California, Inc.	(California, USA)
Photronics Idaho, Inc.	(Idaho, USA)
Photronics Texas Allen, Inc.	(Texas, USA)
Photronics MZD, GmbH	(Germany)
Photronics Advanced Mask Corporation	(Taiwan, R.O.C.)
Photronics Semiconductor Mask Corporation (1)	(Taiwan, R.O.C.)
Photronics Switzerland, S.a.r.L	(Switzerland)
Photronics Singapore Pte, Ltd.	(Singapore)
Photronics UK, Ltd.	(United Kingdom)
PK, Ltd. (2)	(Korea)
PKLT	(Taiwan, R.O.C.)
Trianja Technologies, Inc.	(Texas, USA)

Note: Entities directly owned by subsidiaries of Photronics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.

(1)	98.63% owned by Photronics, Inc.
(2)	79.98% owned by Photronics, Inc., and 19.71% owned by Photronics Singapore Pte Ltd.